                                                                    EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between RANDALL'S FOOD MARKETS, INC., a Texas corporation ("Randall's") and R. Randall Onstead, Jr. of Fort Bend County, Texas ("Onstead").

                              W I T N E S S E T H:

      WHEREAS, Onstead has been and continues to be employed by Randall's as an officer and has served and continues to serve on the Board of Directors of Randall's (the "Board"); and

      WHEREAS, Onstead, at various times, has been an employee, officer, and director of certain of Randall's affiliated and subsidiary companies, and/or their predecessors or successors in interest (collectively, with Randall's, the "Randall's Entities" or, individually, a "Randall's Entity"); and

      WHEREAS, Randall's presently employs Onstead and Randall's desires to continue to employ Onstead in an executive capacity on the terms and conditions and for the consideration hereinafter set forth, and Onstead desires to continue in the employ of Randall's on such terms and conditions and for such consideration;

      NOW, THEREFORE, for and in consideration of the compensation to be paid to Onstead under this Agreement and the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, Randall's and Onstead agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

      1.1 Employment. Randall's agrees to employ Onstead and Onstead agrees be employed by Randall's in accordance with and subject to the terms and conditions of this Agreement.

      1.2 Position. During the term of employment under this Agreement, Randall's shall (a) employ Onstead in the position of President and Chief Executive Officer of Randall's, or in such other executive positions as the parties mutually may agree, and (b) cause Onstead to be nominated for election as a director of Randall's and use its best efforts to secure such election.

      1.3 Duties and Services. Onstead agrees to serve in the position referred to in Section 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time. Onstead's employment shall also be subject to the policies maintained and established by Randall's, as the same may be amended from time to time.

      1.4 Other Interests. Onstead agrees, during the period of his employment hereunder, to devote his primary business time, energy, and best efforts to the business and affairs of Randall's and its affiliates and not to engage, directly or indirectly, in any other business, investment, or activity that interferes with Onstead's performance of his duties hereunder, is contrary to the interests of any Randall's Entity, or requires any significant portion of Onstead's business time.

      1.5 Duty of Loyalty. Onstead acknowledges and agrees that during his employment with Randall's he owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Randall's and to do no act which would injure the business, interests, or reputation of any Randall's Entity. In keeping with these duties, Onstead shall make full disclosure to Randall's of all business opportunities pertaining to Randall's business and shall not appropriate for Onstead's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

      1.6 Location and Conditions of Employment. During Onstead's employment pursuant to Section 1.1, Randall's may not, without Onstead's consent (which consent shall not be unreasonably withheld), require Onstead's principal place of business to be anywhere other than within 20 miles of Onstead's principal place of business on the day immediately preceding the Effective Date. Notwithstanding the forgoing, in the event (a) Randall's shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (b) Randall's sells, leases or exchanges, or agrees to sell, lease or exchange all or substantially all of its assets to another person or entity, (c) Randall's is to be dissolved or liquidated, (d) any person or entity (other than Kohlberg Kravis Roberts & Co. or an entity which controls or is controlled by, or is under common control with Kohlberg Kravis Roberts & Co.), including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including without limitation, power to vote) of more than fifty percent (50%) of the outstanding shares of Randall's voting stock (based on voting power), or as a result of or in connection with a contested election of directors of Randall's, the persons who were directors of Randall's before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), then at no time subsequent to the earlier of
(x) such Corporate Change or (y) the approval by the shareholders of Randall's of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors (with the earlier of such time referred to herein as "Time of Change"), may Randall's, without Onstead's consent, require Onstead's principal place of business to be anywhere other than within 20 miles of Onstead's principal place of business on the day immediately preceding the Time of Change. For purposes of the parenthetical in clause (c) of the preceding sentence, "control" shall mean the power to direct or cause the direction of the management and policies of the controlled entity through the ownership of more than fifty percent (50%) of the equity interests in such controlled entity.

      1.7 Working Facilities. Randall's shall not take any action that would materially adversely affect the physical conditions existing on the day immediately preceding the Effective Date in or under which Onstead performs his employment duties.

ARTICLE 2: COMPENSATION, PERQUISITES, BENEFITS, INSURANCE AND INDEMNITIES

      2.1 Base Salary. During the term of this Agreement, Onstead shall receive a minimum monthly base salary equal to the greater of (i) $35,417 or (ii) such greater amount as the parties mutually may agree upon from time to time. Onstead's annual base salary shall be paid in equal installments in accordance with Randall's standard policy regarding payment of compensation to executives but no less frequently than monthly.

      2.2 Bonuses. While Onstead is actively employed under this Agreement, Onstead shall be entitled to participate in the Randalls Corporate Incentive Plan, as amended and in effect for top executives from time to time, which is attached, in its current form, as Exhibit A hereto. Further, for the fiscal year ending June 28, 1997, Onstead shall be entitled to participate in the Randalls Corporate Incentive Plan in accordance with the thresholds, award levels, and allocation percentages as adopted by the Compensation Committee of the Board and as set forth in Schedules 1 through 3 attached as Exhibit B hereto.

      2.3 Perquisites. While Onstead is actively employed under this Agreement, he shall be entitled to participate in, on the same basis as his participation, and as such perquisites are maintained, on the day immediately preceding the effective date of this Agreement (the "Effective Date"), those perquisites which are extended to similarly-situated executives of Randall's; provided, however, that no company car allowance or country club dues shall be included in Onstead's perquisites. In addition, and not by way of limitation, Onstead shall be afforded the following perquisites and benefits as incidences of his employment:

            (i) Business and Entertainment Expenses - Randall's shall reimburse Onstead for, or pay on behalf of Onstead, reasonable and appropriate expenses, pursuant to and in accordance with Randall's reimbursement policy, incurred by Onstead for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

            (ii) Club Memberships - In addition to the other business and entertainment expenses reimbursable pursuant to Section 2.3(i) above, Randall's shall pay to Onstead an amount equal to the sum of (A) the full initiation fee for Onstead's personal membership to the Houston Country Club, plus
      (B) any federal income tax and payroll tax for which Onstead will be liable as a result of clause (A) and as a result of this clause (B).

            (iii) Life Insurance - Notwithstanding any other provision in this Agreement to the contrary, Randall's shall continue to provide life insurance in the same amounts and under the same terms as in effect for Onstead on the day immediately preceding the Effective Date; provided, however, that the Split Dollar Life Insurance Agreement between Onstead and Randall's dated March 31, 1992 (the "Split Dollar Agreement"), shall be amended to provide that upon Onstead's termination of employment pursuant to Section 3.2(vi), Section 3.3(i), or Section 3.3(ii) of this Agreement, Randall's shall transfer all right, title, and interest in its investment in the policies thereunder to Onstead. Further, within 10 days after the effective date of any such termination, Randall's shall transfer custody of any and all insurance policies covered by the Split Dollar Agreement to Onstead.

            (iv) Stock Incentive Plan - While employed by Randall's, Onstead shall participate in the 1997 Stock Purchase and Option Plan for Key Employees of Randall's Food Markets, Inc. and Subsidiaries, attached in draft form as Exhibit C hereto. Randall's agrees to adopt such plan in substantially the same form as attached in Exhibit C on or before the effective date. Randall's agrees that, pursuant to such plan, Onstead shall be granted, as of the Effective Date and in recognition of Onstead's existing ownership of Randall's common stock ("Stock"), an option for the number of shares of Stock equal to the quotient of $4.5 million divided by the per share price set forth in the Voting, Repurchase and Shareholders Agreement dated as of April 2, 1997, among a Randall's Entity, an affiliate of Kohlberg Kravis Roberts & Co, and shareholders of Randall's, with such number to be rounded up to the nearest integer. Randall's further agrees that the foregoing option shall comply with the terms attached hereto as Exhibit D.

            (v) Other Randall's Benefits - While employed by Randall's, Onstead and, to the extent applicable, Onstead's family, dependents, and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly-situated Randall's executives. Such benefits, plans, and programs may include, without limitation, any profit sharing plan, employee stock ownership plan, thrift plan, pension plan, health insurance or health care plan, disability insurance, and the like. Randall's shall not, however, by reason of this
      Section 2.3(iv) be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executives generally.

      2.4 Liability Insurance. Randall's agrees to maintain on behalf of Onstead, on a basis no less favorable than as provided by Randall's on behalf of Onstead on the day prior to the Effective Date, all insurance coverages respecting any liability or potential liability which Onstead may incur in the scope of his employment, in his status as a fiduciary, or as an officer or director of any Randall's Entity. Such coverages shall be maintained during Onstead's active employment hereunder and at least for such "trailing" periods as are provided by such coverages on the day prior to the Effective Date.

      2.5 Indemnities. Randall's agrees to maintain on behalf of Onstead, on a basis no less favorable than as provided by Randall's on behalf of Onstead on the day prior to the Effective Date, all contractual provisions (whether embodied in articles of incorporation, bylaws, board resolutions, agreements, or otherwise) which in any way limit the liability of, or provide advances or protections to, or indemnify Onstead respecting his employment, his status as a fiduciary, or his position as an officer or director of any Randall's Entity.

      2.6 Line of Credit. At any time after the Effective Date and for the term of Onstead's employment hereunder, Randall's shall extend to Onstead a line of credit (the "Line of Credit") of up to $750,000 with such Line of Credit to bear interest at the rate prescribed in section 7872(f)(2) of the Internal Revenue Code of 1986, as amended. Such interest shall be payable every six months. Amounts advanced by Randall's to Onstead pursuant to the Line of Credit shall be repaid to Randall's at such times and amounts as determined in Onstead's discretion; provided, however, that Randall's shall offset any compensation due to Onstead and payable in cash upon the termination of Onstead's employment against any outstanding balance under the Line of Credit. Further, such Line of Credit shall be secured by any shares of Stock held by Onstead pursuant to the Management Shareholders Agreement entered into by Onstead in 1997 and any cash proceeds from the disposition of any such stock or any options held by Onstead pursuant to such agreement that are realized upon or after the termination of Onstead's employment shall be applied against any remaining outstanding balance under the Line of Credit; and, provided further, any remaining outstanding balance shall be due and payable not later than 180 days after the effective date of such termination. In addition to the foregoing provisions, at Onstead's option and regardless of whether such security agreement is enforceable under Texas law, upon making any withdrawal under the Line of Credit pursuant to this
Section 2.6, Onstead may execute a security agreement which secures all or a portion of the outstanding balance under such Line of Credit with Onstead's residence.

      2.7 Increases in Compensation, Perquisites, Benefits, Insurance, and Indemnities. Nothing in this Agreement shall limit the Board, in its sole discretion, from increasing at any time Onstead's compensation, perquisites, benefits, liability insurance, and/or indemnity protection above and beyond the minimums or levels established herein.

ARTICLE 3: TERM AND TERMINATION OF EMPLOYMENT

      3.1 Term. The employment relationship created herein is a calendar month-to-month at-will relationship. Such at-will relationship may be terminated at any time by either Randall's in accordance with Section 3.2 or by Onstead in accordance with Section 3.3 upon thirty (30) days' prior written notice to the other party, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. A written notice by Randall's or Onstead given to the other party pursuant to this Section 3.1 shall state that it or he has elected to terminate Onstead's employment hereunder and the effective date and the reason for such termination.

      3.2 Termination by Randall's. Randall's shall have the right to terminate Onstead's employment pursuant to Section 1.2 at any time for the following reasons:

            (i) upon Onstead's death;

            (ii) upon Onstead's becoming incapacitated by accident, sickness, or any other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least 120 consecutive days or for a period of 180 business days during any 12-month period;

            (iii) for cause, which for purposes of this Agreement shall mean Onstead's gross negligence or willful misconduct in performance of the duties and services required of him pursuant to this Agreement, or Onstead's indictment for a felony or final conviction of a misdemeanor involving moral turpitude;

            (iv) for Onstead's material breach of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Onstead by Randall's of such breach;

            (v) in connection with the insolvency, liquidation, or the occurrence of any other event resulting in the discontinuance of the existence of Randall's (without a successor thereto); or

            (vi) for any reason other than as specified above.

      3.3 Termination by Onstead. Onstead shall have the right to terminate his employment pursuant to Section 1.2 at any time for the following reasons:

            (i) the assignment to Onstead by the Board of duties materially inconsistent with the duties associated with the position described in
      Section 1.2;

            (ii) a material breach by Randall's of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Onstead to Randall's; or

            (iii) for any reason other than as specified above.

ARTICLE 4: EFFECT OF TERMINATION

      4.1 Survival of Certain Benefits. Upon termination of Onstead's employment for any reason whatsoever, Onstead's rights and Randall's obligations pursuant to Section 2.4, Section 2.5, Section 2.6, and any other Section which by its terms or context so provides shall survive such termination. Further, unless otherwise expressly provided herein, upon termination of Onstead's employment hereunder, Onstead shall be entitled to such benefits as governed by the terms of the relevant benefit plans and programs of Randall's.

      4.2 Compensation Through Termination. In the event of Onstead's termination for any reason whatsoever, Randall's shall pay to Onstead (or, in the case of Onstead's death, to his designated beneficiary), within 10 days of the later of (a) the effective date of such termination or (b) the date Randall's has notice of such termination (hereinafter referred to as the "Payment Date"), Onstead's regular salary through the date of such termination and any unpaid bonus or incentive compensation, including but not limited to any bonus pursuant to Section 2.2, which is due and payable as of the effective date of such termination. Notwithstanding the foregoing, compensation pursuant to the Randall's Food Markets, Inc. 1997 Stock Option Plan attached as Exhibit B shall be governed by the terms of such plan. Further, in the event Onstead's employment is terminated pursuant to Section 3.2(vi), Randall's shall pay to Onstead (or, in the case of Onstead's death, to his designated beneficiary) an allocable portion of any bonus or incentive compensation, including but not limited to any bonus pursuant to Section 2.2, which would have been paid in the future but for Onstead's termination and which takes into account any performance or period of time which elapsed before Onstead's effective date of termination. Such bonus shall be paid at the time and in the manner as is customary or as is prescribed by the terms of any written plan or policy pursuant to which such bonus or incentive compensation is paid.

      4.3 Cessation of Compensation and Benefits. If Onstead's employment is terminated by Randall's pursuant to Section 3.2(i), Section 3.2(ii), Section 3.2(iii),Section 3.2(iv), or Section 3.2(v), or by Onstead pursuant to Section 3.3(iii), compensation, bonuses and incentive compensation (except as otherwise provided for in Section 4.2), perquisites, and benefits provided pursuant to Section 2.1, Section 2.2, and Section 2.3 shall terminate contemporaneously with the termination of Onstead's employment and no severance benefits shall be payable hereunder.

      4.4 Severance Benefits for Involuntary Termination. In the event Onstead's employment is terminated by Randall's pursuant to Section 3.2(vi) or by Onstead pursuant to Section 3.3(i) or Section 3.3(ii):

            (i) In the event such termination occurs within two years of the Effective Date, Randall's shall pay, on or before the Payment Date, a severance payment equal to three times the sum of (a) Onstead's annual salary as of the date of his termination and (1)) the annual average of the total value of all bonuses paid or payable on account of the immediately preceding three calendar years (including, but not limited to, bonuses pursuant to Section 2.2);

            (ii) In the event such termination occurs after two years from the Effective Date, Randall's shall pay, on or before the Payment Date, a severance payment equal to two times the sum of (a) Onstead's annual salary as of the date of his termination and (b) the annual average of the total value of all bonuses paid or payable on account of the immediately preceding two calendar years (including, but not limited to, bonuses pursuant to Section 2.2);

            (iii) Regardless of the timing of such termination, for a period of two years from the effective date of Onstead's termination, Randall's shall furnish to Onstead, to Onstead's Spouse, and to any dependents of Onstead and/or Onstead's Spouse who would qualify for coverage under Randall's medical and dental plans if Onstead had remained employed, at no cost to Onstead, Onstead's Spouse, or Onstead's dependents, medical and dental insurance on the same terms and conditions as it is offered to similarly-situated executives of Randall's who are currently employed (and such executives' spouses and dependents); provided, however, in the event Onstead terminates within two years of the Effective Date, the foregoing coverages shall be provided for a term of three years from the effective date of such termination. For purposes of this Section 4.4(iii), the term "Spouse" shall mean the spouse to whom Onstead is married at the time of coverage and, if applicable, for purposes of providing coverage to Onstead's spouse after his death, the spouse of Onstead on the date of his death; and

            (iv) Regardless of the timing of such termination, Randall's obligation to transfer all right, title, and interest in its investment in the policies underlying the Split Dollar Agreement (as defined in Section 2.3(iii)) shall be triggered upon the effective date of any such termination.

      4.5 No Duty to Mitigate Losses. Onstead shall have no duty to find new employment following the termination of his employment. Any salary, benefits, or other remuneration received by Onstead from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following Onstead's termination of his employment hereunder shall not reduce Randall's obligation to make any payments or provide any benefits under this Agreement.

ARTICLE 5: CONFIDENTIAL INFORMATION

      5.1 Proprietary and Confidential Information. In accordance with Onstead's existing and continuing obligations, Onstead agrees and acknowledges that the various Randall's Entities have developed and own "Proprietary and Confidential Information" which constitutes valuable and unique property including, without limitation, concepts, ideas, plans, strategies, analyses, surveys, and proprietary information related to the past, present, or anticipated business of various of the Randall's Entities, including, but not limited to, costs, prices, uses, applications of products and services, results of investigations or experiments, and all apparatus, products, processes, compositions, samples, formulas, computer programs, pricing policy, financial information, policy and/or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of Randall's Entities' contracts with suppliers, employees, and customers, the Randall's Entities' business philosophy, and servicing, retailing, or marketing methods and techniques at any time used, developed, or investigated by any Randall's Entity which are not generally available to the public or which are maintained as confidential by any Randall's Entity. Moreover, Onstead agrees and acknowledges that the term Proprietary and Confidential Information of the Randall's Entities includes, without limitation, all analyses, correspondence, data or information, memoranda, notes, records, or other documents, including charts or drawings, and all copies thereof which are in Onstead's possession, custody, or control and which are related in any manner to the past, present, or anticipated business of any of the Randall's Entities. Except as may be required by law, Onstead agrees that he will not at any time, either during or subsequent to his employment with Randall's, disclose to others, permit to be disclosed, use, permit to be used, copy, or permit to be copied, except in pursuance of his services on behalf of any Randall's Entity, any such Proprietary and Confidential Information (whether or not developed by Onstead) without Randall's prior written consent. Except as may be required by law, Onstead further agrees to maintain in confidence any proprietary and confidential information of third parties received or of which Onstead has knowledge as a result of his employment, association, or work with any Randall's Entity. Onstead agrees that in the event of an actual breach by Onstead of the provisions of this Section, Randall's shall be entitled to inform all potential or new employers of this Agreement. The prohibitions of this
Section 5.1 shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).

      5.2 Documents. Onstead agrees to leave in his office or deliver to Randall's at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, supplier lists, employee lists, customer lists, product compositions, data or information, analyses, or other documents and all copies thereof (all of which are hereafter referred to as the "Documents"), which are in his possession, custody, or control and which are related in any manner to the past, present, or anticipated business of any of the Randall's Entities. In this regard, Onstead hereby grants and conveys to Randall's all right, title, and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings, data, information, or other documents, and writings, and copies, abstracts or summaries thereof, which may have been prepared by Onstead or under his direction or which may have come into Onstead's possession in any way during the term of his employment with any of the Randall's Entities which relate in any manner to past, present, or anticipated business of any of the Randall's Entities.

ARTICLE 6: NON-COMPETITION

      Onstead and Randall's agree and acknowledge that Onstead has contemporaneously herewith, agreed to a Covenant not to Compete with Randall's as set forth in Section 6.02 of the Voting, Repurchase and Shareholders Agreement dated as April 2, 1997, among a Randall's Entity, an affiliate of Kohlberg Kravis Roberts & Co., and certain shareholders of Randall's.

ARTICLE 7: MISCELLANEOUS

      7.1 Effective Date. The Effective Date of this Agreement shall be the "closing date" of the "transactions" which are the subject of the Subscription Agreement dated as of April 2, 1997, among a Randall's Entity, an affiliate of Kohlberg Kravis Roberts & Co., and Robert R. Onstead.

      7.2 Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to Randall's to:   Randall's Food Markets, Inc.
                            3663 Briarpark
                            Houston, Texas 77042
                            Attention: Chief Financial Officer

                            and

                          Kohlberg Kravis Roberts & Co.
                          c/o Mr. David Sorkin
                          Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, N.Y. 10017-3954

      If to Onstead to:   R. Randall Onstead, Jr.
                          315 West Alkire Lake Drive
                          Sugar Land, Texas 77478

      7.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

      7.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

      7.5 Severability. If, as a result of arbitration proceedings pursuant to
Section 7.13 or as the result of the determination of a court of competent jurisdiction, it is determined that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

      7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

      7.7 Withholding of Taxes. Randall's may withhold from any compensation, perquisites, or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

      7.8 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

      7.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

      7.10 Affiliate, Affiliated Company. Unless the context otherwise provides, as used in this Agreement, the term "affiliate" or "affiliated company" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Randall's.

      7.11 Assignment. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

      7.12 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to the employment of Onstead by Randall's. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein and that no agreement, statement, or promise relating to the employment of Onstead by Randall's which is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

      7.13 Enforcement and Remedies. The terms of this Agreement have been carefully considered and agreed upon by Randall's and Onstead and represent the sole obligations of Randall's and Onstead with respect to Onstead's employment with Randall's. If a dispute arises out of or related to this Agreement and the dispute cannot be settled through direct discussions, Randall's and Onstead agree that they shall first endeavor to settle the dispute in an amicable fashion, including the use of a mediator. If such efforts fail to resolve the dispute, then any and all claims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any of its provisions, or the relationship between the parties created by this Agreement, whether sounding in contract, tort, or otherwise, whether provided by statute or the common law, for damages or any other relief (all of which are referred to herein as "Claims"), shall be resolved by binding arbitration pursuant to the Commercial Arbitration Rules then in effect with the American Arbitration Association. The arbitration proceeding shall be conducted in Houston, Texas. The enforcement of this agreement to arbitrate, the validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this agreement to arbitrate shall be governed by and construed pursuant to the Commercial Arbitration Rules then in effect with the American Arbitration Association. In deciding the substance of the parties' Claims, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state's law). Only actual damages may be awarded. It is expressly agreed that the arbitrators shall have no authority to award treble, exemplary, or punitive damages of any type under any circumstances regardless of whether such damages may be available under the applicable law. Any and all of the arbitrators' orders and decisions may be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court having jurisdiction. Any costs of attorney fees, arbitration, mediation, or litigation which are incurred as a result of a Claim shall be paid by the party who incurs the costs.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, this 1st day of April, 1997.


                                           RANDALL'S FOOD MARKETS, INC.


                                           By: /s/ Robert R. Onstead
                                               -------------------------
                                              Name:   Robert R. Onstead
                                              Title:  Chairman


                                            R. Randall Onstead, Jr.


                                            /s/ R. Randall Onstead, Jr.
                                            -----------------------------